SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

(Amendment No. 2)[1]

Sunstone Hotel Investors, Inc.
(Name of Issuer)

Common Stock, $0.01 par value per share
(Title of Class of Securities)

867892101
(CUSIP Number)

September 30, 2024
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 19 Pages)

______________________________

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”)or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 867892101	SC 13G/A	Page 2 of 19 Pages

1	NAME OF REPORTING PERSON TCDS I, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 781,192
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 781,192
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 781,192
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 867892101	SC 13G/A	Page 3 of 19 Pages

1	NAME OF REPORTING PERSON TCLS I, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 487,864
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 487,864
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 487,864
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 867892101	SC 13G/A	Page 4 of 19 Pages

1	NAME OF REPORTING PERSON TCCS I, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 225,849
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 225,849
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 225,849
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 867892101	SC 13G/A	Page 5 of 19 Pages

1	NAME OF REPORTING PERSON TC GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 1,494,905
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 1,494,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,494,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101	SC 13G/A	Page 6 of 19 Pages

1	NAME OF REPORTING PERSON Tarsadia Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 1,494,905
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 1,494,905
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,494,905
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101	SC 13G/A	Page 7 of 19 Pages

1	NAME OF REPORTING PERSON TUP Investments, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 867892101	SC 13G/A	Page 8 of 19 Pages

1	NAME OF REPORTING PERSON T-Twelve Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Nevada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 154,262
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 154,262
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 154,262
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101	SC 13G/A	Page 9 of 19 Pages

1	NAME OF REPORTING PERSON TFC Manager, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Nevada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 154,262
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 154,262
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 154,262
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101	SC 13G/A	Page 10 of 19 Pages

1	NAME OF REPORTING PERSON PSP Land LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 1,400,000
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 1,400,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,400,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101	SC 13G/A	Page 11 of 19 Pages

1	NAME OF REPORTING PERSON Cepheid Capital, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 1,400,000
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 1,400,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,400,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101	SC 13G/A	Page 12 of 19 Pages

1	NAME OF REPORTING PERSON UKA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 125,000
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 125,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 867892101	SC 13G/A	Page 13 of 19 Pages

1	NAME OF REPORTING PERSON BPP One, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER - 0 -
	6	SHARED VOTING POWER 125,000
	7	SOLE DISPOSITIVE POWER - 0 -
	8	SHARED DISPOSITIVE POWER 125,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 125,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 867892101	SC 13G/A	Page 14 of 19 Pages

Item 1(a).	Name of Issuer:

Sunstone Hotel Investors, Inc., a Maryland corporation (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

15 Enterprise, Suite 200 Aliso Viejo, California 92656

Item 2(a).	Name of Person Filing:

(i)	TCDS I, LP, a Delaware limited partnership (“TCDS”), with respect to the Shares (as defined below) held by it;

(ii)	TCLS I, LP, a Delaware limited partnership (“TCLS”), with respect to the Shares held by it;

(iii)	TCCS I, LP, a Delaware limited partnership (“TCCS” and together with TCDS and TCLS, the “Tarsadia Funds”), with respect to the Shares held by it;

(iv)	TC GP, LLC, a Delaware limited liability company (“TC GP”), as the general partner of each of the Tarsadia Funds, with respect to the Shares held by the Tarsadia Funds;

(v)	Tarsadia Capital, LLC, a Delaware limited liability company (“Tarsadia Capital”), as the investment manager of each of the Tarsadia Funds, with respect to the Shares held by the Tarsadia Funds;

(vi)	TUP Investments, L.P., a California limited partnership (“TUP Investments” and together with the Tarsadia Funds, TC GP and Tarsadia Capital, the “Tarsadia Reporting Persons”), with respect to the Shares held by it;

(vii)	T-Twelve Holdings, LLC, a Nevada limited liability company (“T-Twelve Holdings”), with respect to the Shares held by it;

(viii)	TFC Manager, LLC, a Nevada limited liability company (“TFC Manager” and together with T-Twelve Holdings, the “T-Twelve Reporting Persons”), as the manager of T-Twelve Holdings, with respect to the Shares held by T-Twelve Holdings;

(ix)	PSP Land LLC, a California limited liability company (“PSP Land”), with respect to the Shares held by it;

(x)	Cepheid Capital, LLC, a Delaware limited liability company (“Cepheid Capital” and together with PSP Land, the “PSP Land Reporting Persons”), as the manager of PSP Land, with respect to the Shares held by PSP Land;

(xi)	UKA, L.P. a California limited partnership (“UKA”), with respect to the Shares held by it; and

(xii)	BPP One, LLC, a California limited liability company (“BPP One” and together with UKA, the “UKA Reporting Persons”), as the general partner of UKA, with respect to the Shares held by UKA.

CUSIP No. 867892101	SC 13G/A	Page 15 of 19 Pages

Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons.”

Tushar Patel (the “Tarsadia Principal”) is the ultimate control person of the Tarsadia Reporting Persons.

Gautam Patel (the “PSP Principal”) is the ultimate control person of the PSP Land Reporting Persons.

Rishi Reddy (the “UKA Principal”) is the ultimate control person of the UKA Reporting Persons.

John Galvin (the “T-Twelve Principal”) is the ultimate control person of the T-Twelve Reporting Persons.

The filing of this Schedule 13G shall not be construed as an admission that any of the foregoing persons or Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the beneficial owners of any of the Shares reported herein.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The principal business address of each of the Tarsadia Funds, TC GP, Tarsadia Capital and the PSP Principal is 712 Fifth Avenue, Suite 32D, New York, New York 10019.

The principal business address of each of TUP Investments, UKA, BPP One, the Tarsadia Principal and the UKA Principal is 520 Newport Center Drive, 21st Floor, Newport Beach, California 92660.

The principal business address of each of T-Twelve Holdings, TFC Manager and the T-Twelve Principal is c/o Sierra Fiduciary Support Services, 100 West Liberty Street, Suite 750, Reno, Nevada 89501.

The principal business address of PSP Land is c/o McCabe Heidrich & Wong, PC, 4 Gatehall Drive, Parsippany, New Jersey 07054.

The principal business address of Cepheid Capital is 1 John Street, #2B, Brooklyn, New York 11201.

Item 2(c).	Citizenship:

Each of the Tarsadia Funds, TC GP, Tarsadia Capital and Cepheid Capital is organized under the laws of the State of Delaware. Each of TUP Investments, PSP Land, UKA and BPP One is organized under the laws of the State of California. Each of T-Twelve Holdings and TFC Manager is organized under the laws of the State of Nevada. Each of the Tarsadia Principal, T-Twelve Principal, PSP Principal and UKA Principal is a citizen of the United States of America.

Item 2(d).	Title of Class of Securities:

Common Stock, $0.01 par value per share (the “Shares”).

CUSIP No. 867892101	SC 13G/A	Page 16 of 19 Pages

Item 2(e).	CUSIP Number.

867892101

Item 3.	If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	☒	Not Applicable
(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d–1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership:

The information required by Items 4(a) – (c) as of September 30, 2024 is set forth in Rows (5) – (11) of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person. The percentage of Shares reported beneficially owned by the Reporting Persons is based upon 203,343,454 Shares outstanding as of August 1, 2024, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2024.

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

CUSIP No. 867892101	SC 13G/A	Page 17 of 19 Pages

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 99.1 to the Schedule 13G filed by the Reporting Persons with the Securities and Exchange Commission on November 6, 2023 for persons who may be deemed to be members of a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.
By signing below each Reporting Person certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 867892101	SC 13G/A	Page 18 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 12, 2024

TCDS I, LP

	By:	TC GP, LLC its general partner

By:
		Name:	Vikram Patel
		Title:	Authorized Signatory

TCLS I, LP

	By:	TC GP, LLC its general partner

By:
		Name:	Vikram Patel
		Title:	Authorized Signatory

TCCS I, LP

	By:	TC GP, LLC its general partner

By:
		Name:	Vikram Patel
		Title:	Authorized Signatory

TC GP, LLC

By:
		Name:	Vikram Patel
		Title:	Authorized Signatory

Tarsadia Capital, LLC

By:
		Name:	Vikram Patel
		Title:	Head of Tarsadia Capital, LLC

CUSIP No. 867892101	SC 13G/A	Page 19 of 19 Pages

TUP Investments, L.P.

By:	TUP Three, LLC its general partner

By:
	Name:	Vikram Patel
	Title:	Manager

T-Twelve Holdings, LLC

By:	TFC Manager, LLC its manager

By:
	Name:	John Galvin
	Title:	Manager

TFC Manager, LLC

By:
	Name:	John Galvin
	Title:	Manager

PSP Land LLC

By:	Cepheid Capital, LLC its manager

By:
	Name:	Gautam Patel
	Title:	Managing Member

Cepheid Capital, LLC

By:
	Name:	Gautam Patel
	Title:	Managing Member

UKA, L.P.

By:	BPP One, LLC its general partner

By:
	Name:	Rishi Reddy
	Title:	Manager

BPP One, LLC

By:
	Name:	Rishi Reddy
	Title:	Manager